Grata
May 19, 2005


                             - 1 -


                INDEPENDENT CONSULTANT AGREEMENT



     THIS INDEPENDENT CONSULTANT AGREEMENT (this "Agreement") is made as this 19th of May 2005 by and between Diasense, Inc. ("the Company") a Pennsylvania corporation, located at 2275 Swallowhill Road, Building 2500, Pittsburgh, PA 15220 and Jeremy Grata, an individual residing at 85 Linda Lane, Indiana, PA 15701 (the "Consultant").

     WHEREAS, the Company is engaged in the business of developing commercial applications for its intellectual property relating to infrared spectroscopy; and

     WHEREAS, the Consultant possesses valuable knowledge, expertise, and experience relating to the intellectual property of the Company, that the Company believes would benefit the Company;

     NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Engagement. The Company hereby engages the Consultant as an independent consultant to perform consulting services for the Company in accordance with the terms of this Agreement. In particular, the Consultant is engaged to perform the following project for the Company: (i) write white papers for certain patents held by the Company, (ii) assist the Company in its efforts to sell or license its intellectual property by providing technical expertise as required to interested parties, (iii) assist the Company in its efforts to complete the development of the next generation of the Diasensorr. The Consultant hereby accepts such engagement and agrees to render such consulting services for the Company in accordance with the terms of this Agreement.

     2.   Consulting Services.

          2.1. During the term of this Agreement, the Consultant shall provide independent advisory and consulting services to the Company and to the clients of the Company from time to time, as requested by the CEO or other authorized officer of the Company in connection with the Company's business or as specified in paragraph 1 above.

          2.2. Independent Contractor. The Consultant shall render all consulting services pursuant to this Agreement as an independent contractor, and nothing in this Agreement shall be construed as creating a relationship between the Company and the Consultant, or any employee or agent of the Consultant, which may be characterized as an employer/employee, principal/agent, partnership, or joint venture relationship. The Consultant shall have no right or authority at any time to make any contract, agreement or commitment on behalf of the Company, to execute any documents on behalf of the Company, to bind the Company in any manner or hold itself out as an officer, agent, employee or authorized representative of the Company without the prior written consent of the President of the Company.

               a. The Consultant shall meet with and consult with the officers and other designated employees of the Company, on a periodic basis upon reasonable request of the President or other authorized officers of the Company, concerning the progress of the Consultant in performing any services pursuant to
			  this Agreement.

               b. The Consultant shall provide the Company with monthly status reports.

          2.3. Consultant Warranties. The Consultant represents and warrants that:

               a. All of the services to be provided by the Consultant pursuant to this Agreement shall at all times comply with applicable laws, rules, regulations and ordinances and shall be conducted in accordance with the standards
			  prevalent in the data mining industry; and

               b. The Consultant is qualified and competent in the field of infrared spectroscopy and shall perform such services with the standards of care, skill, and diligence prevalent in the scientific community.

     3.   Compensation.

          3.1. Rate of Pay. Starting May 19, 2005, the Company agrees to pay to the Consultant a consultant fee of $75 per hour up to a maximum of $5,000 per month. Any amount greater than $5,000 in total for any given month shall require written authorization from the Company in advance. The Company agrees to pay the Consultant on the 5th day of each month for the total hours invoiced through the last day of the prior month. The Consultant shall invoice the Company on or before the 2nd day of each month for services rendered the prior month.

          3.2. Additional Benefits. The Consultant shall not be entitled to receive any benefits, including health and welfare benefits.

          3.3. Warrants. Upon execution of this Agreement, the Consultant shall be issued a stock purchase warrant to purchase up to 1,227,000 shares of the Company's restricted common stock at an exercise price of $0.01 per share (the
"Warrants"), exercisable for a period of five (5) years.   The
Warrants shall vest (become exercisable by the Consultant) if and when the following milestones are acheived in the development of the Company's non-invasive glucose monitor: (i) 100,000 shall vest immediately upon issuance; (ii) 150,000 Warrants shall vest upon completion of phase 1, (iii) 250,000 Warrants shall vest upon completion of phase 2; and (iv) 727,000 Warrants shall vest upon delivery to the Company of a working prototype of the non-invasive glucose monitor. At all times relevant to this agreement the Company shall have the sole, final and exclusive right to determine whether any offer to merge or sell the Company or any offer to buy or license of its intellectual property is in the Company's best interest.

          3.4. Securities Law Representations and Warranties. The Consultant understands that the Warrants and the stock issuable upon exercise of the Warrants (collectively, the "Securities") have not been registered under the Securities Act on the grounds that the sale thereof pursuant to this Agreement is exempt pursuant to Sections 4(2) and 4(6) of the Securities Act and the applicable state securities laws (the "State Laws") and that the reliance of the Company on such exemption is predicated in part on the representations, warranties, covenants and acknowledgments in this Agreement.

          3.5. NonDistribution. The Consultant represents and warrants to the Company that the Securities are being acquired by the Consultant for its own account for investment, not as a nominee or agent, and without a view to resale or other distribution within the meaning of the Securities Act and the State Laws, and the rules and regulations thereunder, and Consultant agrees not to distribute the Securities in violation of the Securities Act or the State Laws.

          3.6. Restrictions on Transfer. The Consultant (i) acknowledges that the Securities have not been registered under the Securities Act and the State Laws, and that the Securities must be held indefinitely by it unless the resale thereof is subsequently registered under the Securities Act and the State Laws or an exemption from registration is available; (ii) is aware that any routine sales of the Securities made under Rule 144 of the Securities Act may be made only in limited amounts and in accordance with the terms and conditions of that Rule and that in such cases where the Rule is not applicable, compliance with some other registration exemption will be required; (iii) is aware that Rule 144 is not presently available for use by the Consultant for the sale of the Securities; and (iv) is aware that, the Company is not obligated to register any sale, transfer or other disposition of the Securities.

          3.7. Accredited Investor. The Consultant represents and warrants to the Company that it is an Accredited Investor as such term is defined in Rule 501(a) of Regulation D of the Securities Act and is capable of evaluating the risks and merits of the purchase of the Securities.

          3.8. Tools, Equipment, Supplies, and Office Space.  The
Consultant shall provide his own equipment, supplies and shall bear all expenses consequent to this Agreement and not specifically assumed by the Company.

          3.9. Exclusivity. The Company and the Consultant agree that the Consultant is engaged on an exclusive basis by the Company and that Consultant may work for other persons or entities not engaged in research and development of technology similar to the Company's intellectual property at the same time Consultant shall be performing services for the Company.

         3.10.Consultant Fee. The payment of the consulting fee to the Consultant by the Company pursuant to this Agreement shall not be subject to withholding by the Company for federal, state, or local income taxes, FICA, or other applicable taxes, and the Company shall not pay any payroll taxes with respect to such consulting fee.

               a. The Consultant shall be solely responsible for the payment of any and all taxes imposed upon it by reason of the payment of such consulting fee by the Company.

               b. The consulting fee shall be reported by the Consultant as ordinary income for federal, state, and local income tax purposes, and shall be treated by the Company for such purposes as an ordinary and necessary business expense.

               c. The Consultant agrees not to take a position inconsistent with the position taken by the Company with respect to the treatment of the consulting fee payable by the Company to the Consultant pursuant to this Agreement.

4.   Term and Termination.

	   4.1. Term of Agreement. The term of this Agreement shall commence on May 19, 2005 and shall continue until May 19, 2007, at which time it may, upon written agreement of the parties, continue on a month to month basis thereafter, unless terminated pursuant to paragraph 4.2.

         4.2. Termination Rights of the Company. Notwithstanding anything contained in this Agreement which may be inconsistent or to the contrary, the Company may discharge the Consultant and terminate this Agreement at any time, without cause, with 15 days advance written notice to the Consultant. In the event Consultant determines to terminate this agreement, Consultant shall provide the Company with 15 days advance written notice.

         4.3. Payment in the Event of Termination. In the event that the Company terminates this Agreement in accordance with Section 4.2, all obligations of the Company arising under this Agreement shall cease effective with the date of termination; provided, however, the Company shall be obligated after the date of termination to pay any consulting fee and commission or reimburse any expense or fulfill any other obligation accruing prior to the date of termination.

5. Ownership of Work Product. The Consultant hereby acknowledges and agrees that the Consultant will be expected to do creative work in connection with the performance of its services under this Agreement which may lead to inventions, discoveries, developments, procedures, ideas, innovations, systems, programs, know-how, knowledge, technology, processes, methods, procedures, works of authorship, information, lists and other work product (collectively, the "Work Product").

         5.1. The Consultant hereby agrees that all right, title, and interest in and to the Work Product and all material, texts, analyses, evaluations, and other items produced, written or generated by the Consultant in connection with the performance of the services under this Agreement (the "Materials") shall be the sole and exclusive property of the Company.

         5.2. The Consultant hereby grants and conveys any and all rights of copyright and any and all other rights, title, and interest in and to the Work Product and the Materials to the Company.

6. Confidential Information. During the term of this Agreement and at all times from and after the date of termination of this Agreement, the Consultant, and any of its employees, officers or agents, shall not at any time, directly or indirectly, disclose, copy, sell, lease, license, or use any Confidential or Proprietary Information (as defined in Section 6.1) concerning the Company, its business, or its clients, except as may be necessary to perform the services required by this Agreement and upon written authorization by the Company.

         6.1. All Work Product, Materials, and all other information, whether written or otherwise, regarding the Company's business, including but not limited to, information regarding clients, client lists, lead sheets, costs, prices, earnings, systems, operating procedures, prospective and executed contracts and other business arrangements, sources of supply and programs, analysis, formulae, data, algorithms, methods, processes, techniques, and know-how of the Company shall be deemed to be "Confidential or Proprietary Information" for purposes of this Agreement.

         6.2. The Consultant agrees to return to the Company all computer hardware and software, telephones, books, records, lists and other written, typed or printed materials, whether furnished by the Company or prepared by the Consultant pursuant to this Agreement, which contain any confidential or proprietary information relating to the Company, its business, or its clients, promptly upon the request of the Company and upon the termination of this Agreement, and the Consultant shall neither make nor retain any copies of such materials without the prior written consent of the President of the Company.

         6.3. The obligations of the Consultant and its employees pursuant to this Section 6 shall survive the termination of this Agreement.

         6.4. The Consultant hereby acknowledges and agrees that, for purposes of this Section 6, the clients of the Company shall be deemed to be third-party beneficiaries of this Agreement and shall have the right to enforce the terms of this Section 6 directly against the Consultant.

7.   Restrictive Covenants

         7.1. During the term of this Agreement and for a period of twelve (12) months following the termination thereof, Consultant will not, directly or indirectly, be engaged in a Competitive Capacity either alone or in connection with any person, organization, firm, association, corporation, or other entity engaged in research and development of technology similar to the Company's intellectual property. This restriction does not prevent the Consultant from being employed by, or otherwise working for, a person or entity that is not engaged in research and development of technology similar to the Company's intellectual property.

         7.2. Definitions. For purposes of this Agreement, the following definitions apply:

     "Engaged" means to be employed or associated as employee, officer, director, agent, owner, partner, joint venturer, independent contractor, consultant, controlling investor, or guarantor.

     "Competitive Capacity" means being integrally involved in the type of work the Consultant was performing for the Company during the period of the independent contractor relationship with the Company, or during the last twelve (12) months of the independent contractor relationship with the Company, whichever is shorter. "Competitive Capacity" does not include being employed by a competitor of the Company in a non-competitive capacity.

         7.3. Non-Solicitation of Employees or Consultants. During the term of this Agreement and for a period of twelve (12) months thereafter, the Consultant (i) will not recruit, solicit, or encourage any person to leave the Company or any of the Company's customers or (ii) will not hire for the Consultant, or any other person or entity, whether as a part-time or full-time employee, consultant, independent contractor, or otherwise, any employee or consultant of the Company or any of the Company's customers or any former employee or consultant of the Company who, as of the date hired or engaged, worked for or provided services to the Company during the prior twelve (12) months.

         7.4. Reasonableness of Restrictions. The Consultant has carefully read and considered the provisions of this section, and, having done so, agrees (i) that the restrictions set forth herein are reasonable in terms of scope, duration, geographic area, and otherwise, (ii) that the protection afforded to the Company hereunder is necessary to protect its legitimate business interests, (iii) that the agreement to observe such restrictions form a material part of the consideration for this Agreement, and
(iv) that upon the termination of this Agreement, the Consultant will be able to earn a livelihood without violating the foregoing restrictions.

         7.5. Interpretation of these Covenants. In the event that, notwithstanding the foregoing, any of the provisions of this section shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provision of this section relating to the time period and/or the areas of restriction and/or related aspects shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period and/or areas of restriction and/or related aspects deemed reasonable and enforceable by the court shall become and thereafter be the maximum restriction in such regard, and the restriction shall remain enforceable to the fullest extent deemed reasonable by such court.

         7.6. Enforcement. The Consultant understands that the Consultant's failure to comply with any and all obligations contained in Section 7 will cause the Company to suffer irreparable injury and harm, the full extent of which will or may be impossible to ascertain, and for which monetary damages will not be an adequate remedy. Accordingly, the Consultant agrees that, in addition to any other remedies available to it at law or in equity, the Company will be entitled to preliminary and permanent injunctive relief to enforce, or to prevent a breach of, the terms of this Agreement without the necessity of posting bond or security, which the Consultant expressly waives.

8. Assignment. The Consultant shall not have the right to assign any rights or delegate any duties or obligations arising under this Agreement without the prior written consent of the Company. The Company shall have the right to assign this Agreement and to delegate its duties under this Agreement to any entity controlled by or under common control with the Company upon written notice to the Consultant.

9. Law And Interpretation. This Agreement shall be governed by, interpreted, and construed in accordance with the internal laws of the Commonwealth of Pennsylvania without application of its conflicts of laws principles. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which shall constitute one and the same instrument. With respect to each and every term and condition in this Agreement, the parties understand and agree that the same has been mutually negotiated, prepared, and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted, or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

10. Courts. Any dispute arising from the interpretation or operation of this Agreement shall be resolved in the state courts of Pennsylvania or in the United States District Court and the parties hereby agree that this agreement was entered into in Pennsylvania and consent to, elect, and waive any objection to the laying of venue in such courts in the event of litigation hereunder.

	IN WITNESS WHEREOF, the Company and the Consultant have executed and delivered this Agreement, each intending it to constitute an instrument under seal, on the date first above written.

                                Diasense, Inc.


Date:  June 10, 2005            By: /s/ Anthony Paterra

                                Name: Anthony Paterra

					  Title: CEO




					  Jeremy Grata


Date:  June 10, 2005            By: /s/ Jeremy Grata

                                Name: Jeremy Grata

                                Title: